EXHIBIT 5.1

June 5, 2019

Nordstrom, Inc.
1617 Sixth Avenue
Seattle, Washington 98101
Re:    Nordstrom, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel to Nordstrom, Inc., a Washington corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the proposed offering of up to 9,500,000 shares (“Shares”) of common stock, no par value per share (“Common Stock”) of the Company, all of which are issuable pursuant to the Nordstrom, Inc. 2019 Equity Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, C.F.R. §229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined (i) the Amended and Restated Articles of Incorporation of the Company dated as of May 24, 2005; (ii) the Bylaws of the Company dated as of May 22, 2019; (iii) the Registration Statement; (iv) the Plan; and (v) such other corporate records, certificates and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Washington Business Corporation Act, as amended (the “WBCA”). We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, (iii) receipt by the Company of the consideration for the Shares specified in the Plan and the applicable resolutions of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors of the Company) authorizing the issuance thereof, and (iv) compliance by the Company with all applicable notice requirements regarding uncertificated shares as provided in the WBCA, the Shares will be validly issued, fully paid, and nonassessable.
We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ LANE POWELL PC
Lane Powell PC